Exhibit (a)(5)(D) 22 Boston Wharf Road, 9th Fl Boston, MA 02210 www.akceatx.com

Akcea Internal Employee FAQ #2

General/Business

1.	At what intervals will we receive information?

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We are committed to communicating transparently with you as decisions are made. We are planning a weekly communication from the Transition Team (including this rolling FAQ), but we will also share information on critical updates as they become available.

2.	What is the future for Akcea employees? What does Akcea look like post-close? Will Akcea retain its name? When will we know more information?

•	Once the transaction closes, Akcea will be a wholly owned subsidiary of Ionis and will retain its name.

•	Initially the day-to-day operations will continue as they have, while both companies work closely together to create and refine a long-term plan.

•	We are committed to communicating transparently with you as decisions are made and will share information as it becomes available.

3.	Is there any additional guidance for what “business as usual” looks like? What about my ongoing projects (i.e., Ad Boards, Hiring, Etc.)?

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Until the transaction closes, which is expected to be in the fourth quarter 2020, Akcea and Ionis will each continue to operate as we have. For your daily business and plans, please check with your manager or Executive Leader regarding ongoing and upcoming projects.

4.	Will we continue to invest in a Boston office?

•	It is still early in the process, and there are many decisions that have yet to be made.

•	We are committed to communicating transparently with you as decisions are made.

5.	Given that the transaction is expected to close in Q4, can any direction be given as to how far out programs and HCP appointments should be made?

•	The Akcea team will continue to execute on the launches of Tegsedi and Waylivra, to continue to drive growth for both products.

•	If you have specific questions about HCP programs and visits, please check with your manager.

Exhibit (a)(5)(D) 22 Boston Wharf Road, 9th Fl Boston, MA 02210 www.akceatx.com

6.	Will there need to be product label changes?

•	There are no plans to change the labeling of Akcea products

Budget

7.	Should we be spending budget for future events? How are those decisions going to be made?

•	Until the transaction closes, we will continue to operate as we have. It is business as usual.

•	Your manager will let you know if there are any spending limitations.

Commercial

8.	Does this mean that Ionis is becoming a Commercial company?

•	Ionis is building its commercial capabilities and strategies to support the Ionis-owned pipeline. This includes Akcea’s talent, rich pipeline and commercial products.

•	The acquisition of Akcea is a key step in this direction.

•	We will continue to execute on the launches of Tegsedi and Waylivra to drive growth for both products, as well as prepare for the refiling of Waylivra in the U.S. and to advance our clinical programs.

Transition Team

9.	When will the workstreams be announced for the transition, and who will be on them?

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Under the Executive Sponsorship of Brett Monia and Damien McDevitt, a Transition Team has been formed with Onaiza Cadoret-Manier from Ionis, and Kyle Jenne from Akcea, leading the effort. Within the Transition Team, two sets of workstreams have been formed to design and plan for what the organization will look like and manage the transition activities: one set focused on patient value and one set focused on functional objectives.

•	The below chart shows the structure and representatives of these workstreams.

Exhibit (a)(5)(D) 22 Boston Wharf Road, 9th Fl Boston, MA 02210 www.akceatx.com

Stock

10.	When you say, ‘all unvested Akcea stock options will be accelerated at closing’, what does ‘accelerate’ mean?

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At closing, all Akcea stock options that have an exercise price of less than $18.15 per share will be cancelled and holders of those options will receive a cash payment equal to the difference between the exercise price and $18.15 per share, subject to applicable withholding taxes (e.g., if you hold an option for 300 shares at an exercise price of $15.15 per share, you would receive cash equivalent to $900, subject to applicable withholding taxes). All other options will be cancelled without payment.

•	More information will be made available to you in the coming weeks to describe this in greater detail.

11.	Will the cash out of the RSU’s include both vested and unvested RSU’s? Will the cash out be effective on the day of the transaction close?

•	At closing, Akcea RSUs (whether vested or unvested) will be cancelled and holders of RSUs will receive a cash payment equal to $18.15 per share, subject to applicable withholding taxes.

•	Prior to the closing of the transaction, your equity awards will continue to vest and be available to you in accordance with their terms.

Exhibit (a)(5)(D) 22 Boston Wharf Road, 9th Fl Boston, MA 02210 www.akceatx.com

•	You can contact your investment, tax or legal advisors to discuss the options available to you.

12.	Why do I not see ESPP stock in E*TRADE? Also, what happens with this stock during this period (i.e., Will I continue to purchase until close of deal)?

•	The ESPP offering that ended on August 31, 2020 has been completed and shares have been purchased, so you should have received your shares.

•	There will not be a new ESPP offering by Akcea. We expect Akcea employees who are based in the U.S. will be eligible to participate in future Ionis ESPP offerings.

13.	Will there be a new ESPP offering beginning 9/1?

•	No. There will not be a new ESPP offering by Akcea.

•	However, at the close, we expect Akcea employees who are based in the U.S. will be eligible to participate in future Ionis ESPP offerings.

14.	Is there a way we could trade our “out of the money” stock options that will be cancelled for Ionis stock or options?

•	All outstanding Akcea stock options with an exercise price equal to or greater than the offer price of $18.15 will be cancelled without payment.

15.	Is there any chance the $18.15 price will increase?

•	The Merger Agreement signed between Akcea and Ionis set the acquisition price at $18.15. The Merger Agreement does not contain a provision to change the acquisition price.

16.	Will we be compensated for our Incentive Stock Options that have an exercise price at or above $18.15?

•	No. All Akcea stock options that were granted to you with an exercise price that is above $18.15 will be cancelled without payment.

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All Akcea stock options that were granted to you at a price that is below $18.15 will be cashed out for an amount equal to the offer price minus the grant strike price, subject to applicable withholding taxes.

17.	Will Akcea employees who transition over to Ionis be shareholders? If we receive any Ionis equity, what would the vesting schedule be?

•	All Ionis employees receive Ionis equity awards (a combination of stock options and RSUs).

Exhibit (a)(5)(D) 22 Boston Wharf Road, 9th Fl Boston, MA 02210 www.akceatx.com

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Similarly, employees are eligible to receive Ionis equity rewards each year as part of the merit/performance review process and will receive Ionis equity awards in connection with any future promotions.

•	Ionis equity typically vests over four years.

HR/Benefits

18.	Will our salary and/or bonus opportunity (i.e. bonus targets) change upon close?

•	No; however, Ionis may reevaluate this for 2022 and beyond.

19.	What will happen to our PTO if we do not remain with the new organization?

•	Any unearned used time will be paid out if an employee leaves the organization.

20.	What happens to Akcea’s healthcare benefits?

•	There are no changes to your healthcare benefits. They have been a part of Ionis’ plan and will continue this way moving forward.
21.	What happens to our 401k plan?

•	For the remainder of 2020, there will be no change. Beginning in 2021, Akcea employees will join Ionis’ 401k plan; more details to follow.

•	Please feel free to request an Ionis 401k Summary Plan Description at any time.

22.	Will Akcea employees receive their Annual Bonus (MBO) and/or Field Incentive Plan (FIP) quarterly bonuses?

•	Akcea MBO eligible employees who are employed at the end of the year will receive their bonus based on their individual performance and the company performance factor.

•	Akcea employees on the FIP will receive their quarterly bonuses per the established plan/schedule.

•	Prorated bonuses will be provided to employees who are not with the Company through the end of the year. More specifics will be provided at a later date.

Exhibit (a)(5)(D) 22 Boston Wharf Road, 9th Fl Boston, MA 02210 www.akceatx.com

23.	Will Akcea employees receive merit increases for the 2020 performance year?

•	Yes, if you are still employed you will be eligible to receive a merit increase with an effective date of 12/27/2020.

24.	What is happening with recruitment? I am in the process of recruiting a new hire now.

•	Please check with HR about your individual hiring process.

25.	Will there be a sign-on/retention bonus transitioning over to Ionis?

•	We do not anticipate any decisions being announced prior to close. We will keep you informed if anything changes.

26.	If Akcea employees are displaced, will they receive a severance payment and/or outplacement services from Ionis? And how much notice will be given before they are asked to leave?

•	Ionis expects to provide severance packages to severed employees consistent with Ionis’ practices. Ionis will offer outplacement packages to any employee who is displaced.

27.	Will we still have company shut down for the Holiday season the last week of 2020?

•	Yes. There will be no changes to the 2020 Akcea holidays/shutdown. Moving forward, holidays between the two companies will align

Forward-Looking Statements

This document includes forward-looking statements that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those implied by the forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including all statements regarding the intent, belief or current expectation of Akcea Therapeutics, Inc. (“Akcea”) and members of its senior management team and can typically be identified by words such as “believe,” “expect,” “estimate,” “predict,” “target,” “potential,” “likely,” “continue,” “ongoing,” “could,” “should,” “intend,” “may,” “might,” “plan,” “seek,” “anticipate,” “project” and similar expressions, as well as variations or negatives of these words. Forward-looking statements include, without limitation, statements regarding the tender offer and the merger, prospective performance, future plans, events, expectations, performance, objectives and opportunities and the outlook for Akcea’s business; the commercial success of Akcea’s products; the anticipated timing of clinical data; the possibility of unfavorable results from clinical trials; filings and approvals relating to the transaction; the expected timing of the completion of the transaction; the ability to complete the transaction considering the various closing

Exhibit (a)(5)(D) 22 Boston Wharf Road, 9th Fl Boston, MA 02210 www.akceatx.com conditions; and the accuracy of any assumptions underlying any of the foregoing. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those currently anticipated due to a number of risks and uncertainties. Risks and uncertainties that could cause the actual results to differ from expectations contemplated by forward-looking statements include: the possibility that various closing conditions for the tender offer and the merger may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the tender offer and the merger; the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; the effects of the tender offer and the merger (or the announcement thereof) on relationships with associates, customers, other business partners or governmental entities; transaction costs; the risk that the merger will divert management’s attention from Akcea’s ongoing business operations; changes in Akcea’s businesses during the period between now and the Offer Acceptance Time (as defined in the merger agreement); risks associated with litigation; and other risks and uncertainties detailed from time to time in documents filed with the SEC by Akcea, including Current Reports on Form 8-K, Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K, as well as the Schedule 14D-9 to be filed by Akcea. All forward-looking statements are based on information currently available to Akcea, and Akcea assumes no obligation to update any forward-looking statements, except as required by law.

Additional Information and Where to Find It

Parent has not commenced the tender offer described in this communication. Upon commencement of the tender offer, Parent will file with the SEC a Tender Offer Statement on Schedule TO. Following commencement of the Offer, Akcea will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9. Holders of shares of Akcea are urged to read the Tender Offer Statement (including the offer to purchase, a related letter of transmittal and other offer documents filed with the SEC) and the Solicitation/Recommendation Statement on Schedule 14D-9 when such documents become available, as they will contain important information about the tender offer. Holders of shares of Akcea can obtain these documents when they are filed and become available free of charge from the SEC’s website at www.sec.gov, or from Akcea upon written request to Akcea Therapeutics, Inc., 22 Boston Wharf Road, 9th Floor, Boston MA 02210, telephone number (617) 207-0202 or from Akcea’s website, www.akceatx.com.